EXHIBIT 99.1

Contacts:

John W. Smolak EVP, CFO & Chief Administrative Officer Hypercom Corporation Phone: 602-504-4750 Email: jsmolak@hypercom.com	Scott M. Tsujita SVP Finance, Treasury & Investor Relations Hypercom Corporation Phone: 602-504-5161 Email: stsujita@hypercom.com

HYPERCOM CORPORATION
ANNOUNCES THIRD QUARTER 2004 REVENUE ESTIMATE
REAFFIRMS FULL YEAR GUIDANCE

PHOENIX, October 7, 2004 - Hypercom Corporation (NYSE: HYC), a leading global provider of electronic payment solutions, today announced preliminary revenues for the three months ended September 30, 2004 and reaffirmed the Company’s full year guidance.

The Company announced that third quarter revenues would approximate $63.0 million, an increase of $3.6 million (+6.1%), versus revenues of $59.4 million a year ago. While the Company does not provide quarterly guidance, it noted that the current quarter’s revenues would fall short of both its internal forecast and the consensus street estimate of $69.5 million. However, it reaffirmed its full year revenue guidance of $254 - $260 million noting the contribution from orders deferred from Q3 and increased demand for its recently launched multi-lane terminal, the Optimum L4100.

Commenting on third quarter revenues and fourth quarter expectations, Chairman and CEO Chris Alexander stated that, “Our third quarter results are primarily attributable to two events:

•	As often happens in our business, orders are rescheduled from quarter to quarter and in this instance we deferred the shipment of several orders pending component availability for the Optimum L4100 multi-lane POS terminal. We have since addressed this supply chain issue and are well positioned to meet the increased demand projected in the fourth quarter.

•	Also, we successfully completed the negotiation of a new agreement with a financial processor customer that took effect in the third quarter. While this agreement is advantageous to Hypercom in its duration, the near term transition is adverse given the shift in product mix and lower unit pricing. The benefit of higher unit volumes should be evident in the current fourth quarter and beyond.

In short, we continue to make progress on our new 32-bit product line and are pleased with the response to date by our current and future customers who are presently testing its enhanced features and functionality. And we are pleased with the strength of our relationship with key channel partners with whom we continue to work in shaping the future of transaction processing.”

The Company also reaffirmed its earnings guidance but narrowed the range for full year income from continuing operations and adjusted EBITDA to $8.1-$9.5 million and $16.6-$18.0 million, respectively. The adjustment reflects the substantial and higher than anticipated costs incurred in the Company’s efforts to comply with Sarbanes-Oxley and the near term impact on gross profit given both the shift in product mix to lower margin multi-lane terminals and projected deliveries under the terms of the new processor agreement.

FY 2004 Outlook

Reflecting a longer-term perspective, the Company only provides guidance on a full year basis. Current guidance for net revenue, income from continuing operations, and adjusted EBITDA from continuing operations, is presented with, and without the $12.9 million second quarter reserve adjustment for the Brazilian Health Ministry contract for comparative purposes, and is as follows:

	Revised	Revised
	2004 Guidance	2004 Guidance
	Including Brazil	Excluding Brazil	Actual
	Reserves	Reserves	2003
Net Revenue	$254 – 260.0 mm	$254 – 260.0 mm	$231.5 mm

Income from Continuing Ops	$8.1 – 9.5 mm	$21.0 – 22.4 mm	$13.0 mm
Depreciation and Amortization	$8.5 – 8.5 mm	$8.5 – 8.5 mm	$8.8 mm

Adjusted EBITDA from Continuing Ops*	$16.6 – 18.0 mm	$29.5 – 30.9 mm	$21.8 mm

A reconciliation of current guidance to the original 2004 guidance is provided in the attached Exhibit A. Forward guidance is predicated on a stable worldwide economy.

*See disclosure regarding non-GAAP financial measures in attached Exhibit A.

Hypercom’s conference call to discuss the revenue estimates for the period ended September 30, 2004 as well as the current full year guidance will be held Thursday, October 7, 2004 at 8:30 a.m. EDT (5:30 a.m. Phoenix time) and will be available either through dial-in or audio web cast.

The dial-in number is 800-369-1988 for North American callers and +1-773-756-4621 for international callers. For access to this call, participants will be required to identify the host, Scott Tsujita, and the access code, “Hypercom.” A replay of the call will be available approximately one hour after the conclusion of the live call and will remain available until Friday October 22, 2004. The replay number for North America is 1-888-568-0878. The replay number for international callers is +402-998-1555.

The conference call will be simultaneously webcast at Hypercom’s Web site, www.hypercom.com and will also be available after the call has concluded in the investor relations section under “audio.archive.”

The quarterly conference call to discuss the full financial results for the period ended September 30, 2004, will be held on Friday, October 29, 2004, at 8 a.m. EDT (5 a.m. Phoenix time).

About Hypercom (www.hypercom.com)

Celebrating 26 years of technology excellence, innovation and leadership, Hypercom Corporation is a leading global provider of electronic payment solutions that add value at the point-of-transaction for consumers, merchants and acquirers, and yield increased profitability for its customers.

Widely recognized as the global payment technology innovator, Hypercom delivers complete card payment terminal, network access device, server and transaction networking solutions that help merchants and financial institutions generate revenues and increase profits.

Headquartered in Phoenix, Arizona, Hypercom’s card payment terminal, network and server solutions are leading the transformation of electronic payments in more than 100 countries.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding Hypercom’s anticipated financial performance, projections regarding future revenue, operating profits, net income, cash flows, losses from discontinued operations and the performance and market acceptance of new products. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to documents filed by Hypercom with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K, 10-Q, and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

Among the important factors or risks that could cause actual results to differ from those contained in the forward-looking statements in this press release are: the state of the competition in the payments processing industry in general; the commercial feasibility of new products, services, and market development initiatives; risks relating to the introduction of new products; projections regarding specific demand for our products and services; projections regarding future revenues, cost of sales, operating expenses, margins, cash flows, earnings, working capital and liquidity; the adequacy of our current facilities and management systems infrastructure to meet our operational needs; the status of our relationship with and condition of third parties upon whom we rely in the conduct of our business; the challenges presented by conducting business on an international basis; the sufficiency of our reserves for assets and obligations exposed to revaluation; our ability to identify and complete acquisitions and strategic investments and successfully integrate them into our business; our ability to effectively hedge our exposure to foreign currency exchange rate fluctuations; risks related to our indebtedness and compliance with restrictions and financial covenants in our loan agreements; risks associated with utilization of contract manufacturers of our products; risks related to reliance on third parties to timely deliver defect free products and components; industry and general economic conditions; and future access to capital on terms that are acceptable, as well as assumptions related to the foregoing.

The financial information contained in this press release should be read in conjunction with the consolidated financial statements and notes thereto included in Hypercom’s most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time. Any projections in this press release are based on limited information currently available to Hypercom, which is subject to change. Although any such projections and the factors influencing them will likely change, Hypercom will not necessarily update the information, since Hypercom will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

The Company does not endorse any projections regarding future performance that may be made by third parties.

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Hypercom is a registered trademark of Hypercom Corporation. Optimum and Design is a trademark of Hypercom Corporation.

EXHIBIT A

	Adjusted			Adjusted	Q2 Brazil	2004
	Guidance	Sarb-Oxley	Mix/margin	Guidance	Reserve	Guidance Jan
	Oct '04	Adjustment	Adjustment	Jul '04	Adjustment	'04
Net Revenue	$254.0-260.0	—	—	$254.0-260.0	($6.0)	$254.0-266.0

Income from Continuing Operations	$8.1-9.5	($1.1)	($2.0)	$8.1-12.6	($12.9)	$21.0-25.5
Depreciation and Amortization	$8.5-8.5	—	—	$8.5-8.5	—	$8.5-8.5

Adjusted EBITDA from Continuing Operations	$16.6-18.0	($1.1)	($2.0)	$16.6-21.1	($12.9)	$29.5-34.0

Non-GAAP Financial Measures:
 This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Adjusted EBITDA from continuing operations is presented in the earnings release because management believes that it is a commonly used financial measure that is of interest to investors. The Company defines adjusted EBITDA from continuing operations as income from continuing operations adjusted to exclude depreciation and amortization. Adjusted EBITDA from continuing operations does not represent cash flow from operations, as defined by generally accepted accounting principles in the United States. Adjusted EBITDA from continuing operations should not be considered as a substitute for net income or loss, or as an indicator of operating performance or whether cash flows will be sufficient to fund cash needs.